EXHIBIT 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors
Measurement Specialties, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-172071, 333-155087, 333-137650, 333-129946, 333-66454, 333-11171, 333-76646 and 333-172071 on Form S-8 of Measurement Specialties, Inc. of our report dated June 9, 2010, except as to Note 2 – Variable interest entity, which is as of June 7, 2011, with respect to the consolidated balance sheet of Measurement Specialties, Inc. as of March 31, 2010, and the related consolidated statements of operations, shareholders’ equity  and comprehensive income and cash flows for each of the years in the two-year period ended March 31, 2010, and the related financial statement schedule for the years ended March 31,2010 and 2009, which report appears in the March 31, 2010 annual report on Form 10-K of Measurement Specialties, Inc.

/s/ KPMG LLP

Norfolk, Virginia
June 7, 2011